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EXHIBIT 3.1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                              OPTIO SOFTWARE, INC.

         Pursuant to Sections 14-2-1001 and 14-2-1003 of the Georgia Business Corporation Code, Optio Software, Inc. hereby amends and restates its Articles of Incorporation in their entirety and substitutes the following in lieu thereof:

         The Amended and Restated Articles of Incorporation were adopted by the Board of Directors and Shareholders on October 8, 1999.

                                   ARTICLE ONE
                                      NAME

         The name of the corporation is Optio Software, Inc..

                                   ARTICLE TWO
                                 CAPITALIZATION

         The corporation shall have authority, exercisable by its Board of Directors, to issue up to 100,000,000 shares of common stock, no par value per share (the "COMMON STOCK"), and 20,000,000 shares of preferred stock, no par value per share ("PREFERRED STOCK"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors.

                                  ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

                  (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

                  (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "CODE"); and

                  (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the


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corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

                                  ARTICLE FOUR
                           SHAREHOLDER ACTION WITHOUT
                     MEETING BY LESS THAN UNANIMOUS CONSENT

         The shareholders, without a meeting, may take any action required or permitted to be taken at a meeting of the shareholders, if written consent setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. An action by less than unanimous consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting.

                                  ARTICLE FIVE
                          CONSIDERATION OF INTERESTS OF
                         NON-SHAREHOLDER CONSTITUENCIES

         The Board of Directors, any committee of the Board of Directors and any individual Director, in discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Corporation, may in their sole discretion consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors consider pertinent, in addition to considering the effects of any action on the Corporation and its shareholders. Notwithstanding the foregoing, this Article Five shall not be deemed to provide any of the foregoing constituencies any right to be considered in any such discharging of duties or determination.

                                   ARTICLE SIX
                          STAGGERED BOARD OF DIRECTORS

         The Board of Directors shall be divided into three classes to be known as Class I, Class II and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification or removal, each Director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the Director was elected; PROVIDED, HOWEVER, that each initial Director in Class I shall hold office until the 2000 annual meeting of shareholders; each initial Director in Class II shall hold office until the 2001 annual meeting of shareholders; and each initial Director in Class III shall hold office until the 2002 annual meeting of shareholders. In the event of any increase or decrease in the authorized number of Directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of Directors so that the three classes remain as nearly equal in size as possible; PROVIDED, HOWEVER, that there shall be no classification of additional Directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing Directors, at which meeting the terms of all such additional Directors shall expire, and such additional Director positions, if they are to be continued, shall be apportioned among the classes of Directors, and nominees therefor shall be submitted to the shareholders for their vote.



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                                  ARTICLE SEVEN
                              REMOVAL OF DIRECTORS

         A Director of the Corporation may be removed from office only for cause, and then only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote at an election of Directors.

                                  ARTICLE EIGHT
                                   AMENDMENTS

         Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the Corporation's Bylaws or law, neither Articles Three, Four, Five, Six or Seven hereof nor this Article Eight may be amended or repealed except upon the affirmative vote of holders of at least 66-2/3% of the total number of votes of the then outstanding shares of capital stock of the Company that are entitled to vote generally in the election of Directors, voting together as a single class.

         IN WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation on October 8, 1999.


                                             ----------------------------
                                             C. Wayne Cape
                                             Chairman, President and Chief
                                             Executive Officer